EXHIBIT 10.1a

September 6, 2012

Jerry Cook
18305 East San Jose Ave.
City of Industry, CA 91748

Re:  Third Amendment to Amended and Restated Employment Letter Agreement

Dear Jerry:

This letter is to confirm our mutual understanding with respect to your future plans and the transition which necessarily will occur as a result of them.  As such, this letter will be considered a third amendment to your employment agreement with the company (the “Agreement”), which remains in full force and effect.

1.           You have told me that you are resigning from the company, effective February 28, 2013 (“Resignation Date”).  Still, you agree that you will continue to perform duties consistent with that of the position of Chief Store Officer through and including the Resignation Date.

2.           Since you will continue to work for the Company throughout the eligibility period for the 2012 Annual Bonus Plan, we agree that you will remain eligible for the bonus despite your resignation prior to its planned payout.  Accordingly, Section 3 of the Agreement is hereby amended and restated in its entirety to read as follows:

In addition to your base salary, you will be eligible to earn an annual performance bonus for 2012 (“2012 Bonus”) pursuant to the Company’s Annual Bonus Plan, as approved by the Board of Directors in March, 2012.

3.           Since you have resigned, you have forfeited any rights to receive severance of any kind, but we have agreed that if your employment is terminated before the Resignation Date, you may still receive compensation as follows:

(a)           If you accept a position and choose to leave the Company prior to the Resignation Date and you provide the Company notice no less than four (4) weeks prior to commencement of such employment, you will be paid the prorated portion of your 2012 Bonus, prorated to your last day of employment and based on earned bonus accrual as of your termination date.  All other compensation and benefits will cease immediately and you will receive no additional payments from the Company other than your accrued base salary and accrued and unused vacation benefits earned through the date of your termination.

(b)           If the Company terminates your employment without Cause and not due to your death or Disability, then, subject to your timely delivery applicable COBRA and related documentation, you shall be entitled to receive the following: (1) continued payment of your base salary through the Resignation Date, made according to the normal payroll practice of the Company; (2) reimbursement of the same percentage of COBRA and other premiums for health care for you and your qualified beneficiaries as it currently pays, for applicable coverage through the Resignation Date; and, (3) payment of a prorated portion of your 2012 Bonus, prorated to your last day of employment, based on earned bonus accrual as of your termination date.

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(c)           The 2012 Bonus will not be paid in the event your employment is terminated by the Company for Cause prior to the Resignation Date.

Section 6 of the Agreement is hereby amended in a manner consistent with the foregoing.

4.           For clarity, stock option grants previously awarded to you will continue to vest until the Resignation Date or the earlier termination of your employment, but will cease to vest at that point.  There will be no acceleration of stock option vesting.

5.           On the Resignation Date, or such earlier date you cease to be employed by the Company, you will return all company property in your possession, including your company car.

If the above terms are acceptable to you, please sign this letter below and return it to the me at your earliest convenience.

Sincerely,

Lisa Harper
CEO

Accepted and Agreed:

Jerry Cook

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